UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 17, 2017

Fortem Resources Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52645	20-4119257
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

777 N. Rainbow Blvd., Suite 250, Las Vegas, Nevada  89107

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 403.241.8912

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information contained in the section titled “Item 2.01 Completion of Acquisition or Disposition of Assets” below is responsive to this Item 1.01.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 17, 2017, our company acquired 100% of the membership interest in City of Gold, LLC, a Nevada limited liability company, from two Nevada limited liability companies - MAB Resources Holdings LLC and JM Magna Holdings LLC (each a “Transferor”), pursuant to a Membership Interest Purchase Agreement dated as of May 17, 2017.  The Membership Interest Purchase Agreement provides for a total purchase price consisting of an aggregate of 30,000,000 common shares in the capital of the Company at a deemed price of $2.00 per share (the “Purchase Shares”).  15,000,000 of the Purchase Shares were issued at closing (7,500,000 to each Transferor); the other 15,000,000 Purchase Shares are to be issued within ten Business Days after City of Gold, LLC earns the Option described below.

City of Gold, LLC was formed in November of 2016.  Its sole assets consist of 2,930,259 common shares and 2,930,259 share purchase warrants in the capital of Asia Pacific Mining Limited (“Asia Pacific”) and its rights under a binding financing and option agreement (the “Option Agreement”) with Asia Pacific and an individual named Nyi Nyi Lwin.  City of Gold, LLC’s only liabilities consist of three demand notes in favor of the Company for an aggregate of $1,500,000.

Under the Option Agreement, Asia Pacific and Nyi Nyi Lwin have agreed to grant to City of Gold, LLC the option (the “Option”) to purchase 100% of the ownership interest in a wholly-owned subsidiary of Asia Pacific (the “Project Subsidiary”) which, in turn, owns 100% of the rights to the City of Gold mineral exploration project located in Myanmar which covers an area of approximately 465 square kilometers in close proximity to hydropower, water, and infrastructure to accommodate exploration and development of the property.  City of Gold, LLC can earn the Option upon issuance of an exploration license for the City of Gold Project, subject to a financing condition.

Once it has earned the Option, City of Gold, LLC will have the option to require Asia Pacific to transfer the Project Subsidiary to a Canadian publicly listed company to be selected by City of Gold, LLC (“Acquisition Co”) for an exercise price consisting of US$7,000,000 in cash and thirty percent of the issued and outstanding share capital of Acquisition Co (calculated on a fully diluted basis, excluding up to 10% in stock options, but including shares Acquisition Co may have issued in order to raise the exercise price of US$7,000,000 and an additional $5,000,000 in working capital).  Half of the cash portion of the exercise price must be paid upon exercise of the Option; the balance is to be paid on the first anniversary of the exercise and is to be evidenced by a one-year secured term note.  Although City of Gold, LLC has the right to select Acquisition Co., it must select a Canadian publicly listed company that meets certain criteria – at exercise of the Option, Acquisition Co must have less than US$100,000 in liabilities and US$5,000,000 or more in working capital and Asia Pacific will have the right to nominate 30% of its directors.

At the initial closing of the City of Gold Purchase Agreement on May 17, 2017, MAB Resources holds 17,500,000 shares of our common stock, representing approximately 15.1% of our issued and outstanding common stock and JM Magna holds 17,500,000 shares of our common stock, representing approximately 15.1% of our issued and outstanding common stock.

MAB Resources is owned and controlled by Mr. Marc A. Bruner.  Mr. Bruner also owns and controls Blue Phoenix Energy, LLC, a Nevada limited liability company that owns 20,000,000 shares of our common stock.  Together, Blue Phoenix Energy, LLC and MAB Resources own 37,500,000 shares of our common stock, representing 32.36% of our issued and outstanding common stock.

Except as disclosed in this Item 2.01, we are not aware of any arrangements, the operation of which may at a subsequent date result in a change in control of our company.

We issued these shares to two U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) relying on Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act of 1933.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in the section titled “Item 2.01 Completion of Acquisition or Disposition of Assets” above is responsive to this Item 3.02.

Item 5.01 Changes in Control of Registrant.

The information contained in the section titled “Item 2.01 Completion of Acquisition or Disposition of Assets” above is responsive to this Item 5.01.

Item 8.01 Other Events.

A copy of our press release dated May 23, 2017 is furnished herewith.

Item 9.01	Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired.

The financial statements required by this item are not being filed with this current report on Form 8-K. Such financial statements are expected to be filed by an amendment to this current report on Form 8-K not later than 71 calendar days after the date that this current report on Form 8-K must be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by this item is not being filed with this current report on Form 8-K. Such pro forma financial information is expected to be filed by an amendment to this current report on Form 8-K not later than 71 calendar days after the date that this current report on Form 8-K must be filed.

(d)	Exhibits.
10.1	Membership Interest Purchase Agreement dated May 17, 2017 with MAB Resources Holdings LLC and JM Magna Holdings LLC
99.1	Press release dated May 23, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTEM RESOURCES INC.

By:

/s/ Michael Caetano

Michael Caetano

Chief Executive Officer

Date: May 24, 2017

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